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                          September 2, 2021

       James R. Meyer
       Chief Executive Officer
       FreightCar America, Inc.
       125 South Wacker Drive, Suite 1500
       Chicago, IL 60606

                                                        Re: FreightCar America,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 27,
2021
                                                            File No. 333-259124

       Dear Mr. Meyer:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jay
Ingram at 202-551-3397 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing